Exhibit 99.1

Case Name: Interstate Bakeries
Corporation & All Subsidiaries		Case No: 04-45814-jwv-11

Consolidated Monthly Operating Report Summary
For The Four Weeks Ended and as of October 20, 2007
REVENUE
Gross Income			$217,134,453
Less Cost of Goods Sold			105,628,869
Ingredients, Packaging & Outside Purchasing	$55,450,350
Direct & Indirect Labor	38,469,393
Overhead & Production Administration	11,709,126
Gross Profit			111,505,584

OPERATING EXPENSES
Owner - Draws/Salaries	-
Selling & Delivery Employee Salaries	51,443,292
Advertising and Marketing	2,404,155
Insurance (Property, Casualty, & Medical)	11,544,126
Payroll Taxes	4,405,480
Lease and Rent	2,925,500
Telephone and Utilities	1,075,299
Corporate Expense (Including Salaries)	7,497,900
Other Expenses	29,178,386	(i)
Total Operating Expenses			110,474,138
EBITDA			1,031,446
Restructuring & Reorganization Charges	10,345,482	(ii)
Depreciation and Amortization	5,121,407
Abandonment	142,314
Property & Equipment Impairment	-
Other( Income)/Expense	60,966
Gain/Loss Sale of Prop	-
Interest Expense	3,757,014
Operating Income (Loss)			(18,395,737)
Income Tax Expense (Benefit)	(336,003)
Net Income (Loss)			$(18,059,734)

CURRENT ASSETS
Accounts Receivable at end of period			$138,235,830
Increase (Decrease) in Accounts Receivable for period			(2,514,811)
Inventory at end of period			56,722,913
Increase (Decrease) in Inventory for period			(5,052,067)
Cash at end of period			75,195,191
Increase (Decrease) in Cash for period			4,610,305
Restricted Cash			18,249,382	(iii)
Increase (Decrease) in Restricted Cash for period			86,333

LIABILITIES
Increase (Decrease) Liabilities Not Subject to Compromise			10,651,051
Increase (Decrease) Liabilities Subject to Compromise			171,992
Taxes payable:
Federal Payroll Taxes	$4,938,295
State/Local Payroll Taxes	3,160,037
State Sales Taxes	276,615
Real Estate and Personal Property Taxes	7,938,509
Other (see attached supplemental schedule)	3,384,137
Total Taxes Payable			19,697,593

See attached supplemental schedule for footnoted information.

IBC
Other Taxes Payable - Supplemental Schedule
for period ended
October 20, 2007

Description	Amount

Use Tax	$483,802
Accr. Franchise Tax	1,397,609
Other Taxes	1,502,726

Total Other Taxes Payable	$3,384,137

5th period
(i) Other Expenses included the following items:
Employee benefit costs	13,070,548
Facility costs (excluding lease expense)	1,047,315
Distribution/transportation costs	11,763,441
Local promotional costs	866,506
Miscellaneous	2,430,576
$29,178,386

(ii) Restructuring and reorganization expenses for the period included:
Restructuring expenses
Severance and related costs -
Southern California bakery closings	7,047,585
Other	38,159
Reorganization expenses
Professional fees	3,494,036
Interest income	(398,026)
Adjustments to lease rejection expense	170,976
(Gain)/loss on sale of assets	(7,248)
$10,345,482

(iii) Restricted cash represents cash held as collateral pursuant to IBC's debtor-in-possession credit facility.

Note: Capital expenditures for the period totaled approximately $1.8 million.

EXPLANATORY NOTES TO THE INTERSTATE BAKERIES CORPORATION
CONSOLIDATED MONTHLY OPERATING REPORT
DATED AS OF OCTOBER 20, 2007

1.
This consolidated Monthly Operating Report (MOR), reflecting results for the four-week period ended October 20, 2007 and balances of and period changes in certain of the Company’s accounts as of October 20, 2007, is unaudited. This MOR should be read together and concurrently with the Company’s first quarter 2008 Form 10-Q that was filed with the SEC on October 4, 2007 and the Company’s Annual Report on Form 10-K for fiscal 2007 filed with the SEC on August 16, 2007 for a comprehensive description of our current financial condition and operating results. This MOR is being provided to the Bankruptcy Court and the U.S. Trustee pursuant to requirements under Local Rule 2015-2 C.

2.
This MOR is not audited and will not be subject to audit or review by our external auditors on a stand-alone basis at any time in the future.  This MOR does not include certain quarterly and year-to-date adjustments reflected upon review of major asset and liability accounts prior to the Company’s filing of its quarterly and annual financial statements with the SEC.

Due to the timing impact of the foregoing, results for this period as presented in the MOR are not necessarily indicative of the actual results for the period if all such matters were allocated to all periods in the quarter or year.  Accordingly, each period reported in the MORs should not be viewed on a stand-alone basis, but rather in the context of previously reported financial results, including the Company’s SEC filings.

3.
This MOR is presented in a format providing information required under local rule and incorporating measurements used for internal operating purposes, rather than in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. This MOR does not include certain financial statements and explanatory footnotes, including disclosures required under GAAP.

4.
As of October 20, 2007 the Company had not borrowed under its $200 million debtor-in-possession credit facility, which is subject to a borrowing base formula based on its level of eligible accounts receivable, inventory, certain real property and reserves.  The credit facility was utilized to support the issuance of letters of credit primarily in support of the Company’s insurance programs.  As of October 20, 2007 there were $122.1 million of letters of credit outstanding under the debtor-in-possession credit facility. The amount of the credit facility available for borrowing was $60.3 million as of October 20, 2007.  In addition to the borrowing base formula, each borrowing under the debtor-in-possession credit facility is subject to its terms and conditions, including the absence of an event of default thereunder.  (See Note 8 and 20 to the Company’s financial statements included in its Form 10-Q for the first fiscal quarter of 2008 ended August 25, 2007 for additional information, including a discussion of an amendment to our borrowing availability under our debtor-in-possession credit facility.)